PARK PLACE ENERGY INC.

August 8, 2007

Great Northern Oilsands Inc.
600 – 595 Hornby Street
Vancouver, BC V6C 2E8

Dear Sirs:

Re:    Loan

Park Place Energy Inc. (the “Lender”) hereby agrees to loan to Great Northern Oilsands Inc. (the “Borrower”) the sum of US$330,000 (the “Loan”) on the following terms and conditions:

Loan Amount: US$330,000 (the “Loan Amount”).

Use of Loan: It is acknowledged that the Loan Amount will be used by the Borrower to fund its immediate obligations under that participation agreement dated August 7, 2007 between Montello Resources Ltd. and the Borrower (the “Participation Agreement”).

Interest Rate: The Loan Amount shall bear interest at the Bank of Montreal prime rate plus 1% per annum, which interest shall accrue from the date hereof.

Term and Repayment: The Loan Amount together with accrued and unpaid interest shall be payable as follows:

(a)      in circumstances where the drilling of the John Bowen #2 Well (the “JB #2 Well”) contemplated by the Participation Agreement is successful and that well goes into production, the Loan Amount together with accrued interest shall be paid to the Lender from the initial revenues received by the Borrower from the JB #2 Well under the Participation Agreement; and

(b)      in circumstances where the drilling of the JB #2 Well is not successful, the Borrower shall satisfy its obligations to repay the Loan Amount and accrued and unpaid interest by transferring all of its interest in the Eight Mile property in British Columbia to the Lender, including but not limited to its interest in the 7-8 well and the 3-36 well.

Transfer of Interest: As consideration for the Lender making the Loan available to the Borrower, the Borrower shall assign to the Lender one-half (2.5%) of its undivided 5% net working interest in the Morgan Highpoint Project Lands and its undivided 5% interest in the John Bowen #1 Well (the “Participation Agreement Interest”) as provided for under the

Participation Agreement and in that regard shall take such steps as shall be necessary to effect such assignment.

Right of First Refusal: As further consideration for the Lender making the Loan available to the Borrower, the Borrower hereby grants to the Lender the right of first refusal to take an assignment of the Borrower’s remaining Participation Agreement Interest in circumstances where the Borrower is unable or unwilling to fund its obligations in respect of such Participation Agreement Interest and in this regard, in circumstances where such right is triggered, the Borrower shall immediately notify the Lender upon receipt of a new AFE under the Participation Agreement and, in circumstances where the Lender advises it wishes to exercise such right of first refusal, the Borrower shall take such steps as shall be necessary to effect the assignment to the Lender of the Borrower’s remaining Participation Agreement Interest.

Default: The following shall constitute events of default by the Borrower:

(a)	a breach or default by the Borrower under this Agreement or any other agreement with the Lender which is not remedied within 14 days after the date of such occurrence;

(b)	if the Borrower defaults under any other material obligation to repay borrowed money;

(c)	if there is a material adverse change in the current financial condition, ownership or operation of the Borrower;

(d)

if proceedings for the dissolution, liquidation or winding-up of the Borrower or for the suspension of the operations of the Borrower are commenced, unless such proceedings are being actively and diligently contested by the Borrower, as the case may be in good faith; or

(e)

in the event of the bankruptcy, liquidation or insolvency of the Borrower as the case may be or if a receiver or receiver-manager is appointed for all or any part of the business or assets of the Borrower; and

(f)	if the Borrower ceases to carry on business.

Upon the occurrence of one or more events of default, the Lender may declare the outstanding principal and accrued interest under the Loan to be immediately due and payable.

Representations and Warranties: the Borrower hereby represents and warrants to the Lender that:

(a)

it is duly incorporated and organized, is duly qualified to carry on business in the jurisdictions where it currently carries on business and as the full power, capacity and authority to carry on the business that it currently carries on;

(b)

it has the power, capacity and authority to execute and deliver this Agreement and, where applicable, to comply with the provisions hereof and thereof and to duly perform and observe all of its obligations hereunder and thereunder;

(c)

the execution, delivery and performance of this Agreement and every other instrument or agreement delivered pursuant hereto and thereto, have been duly authorized by all requisite action of the Borrower, and each of this Agreement and other such documents has been duly executed and delivered and constitutes a valid and binding obligation of the Borrower, enforceable in accordance with its respective terms, save as enforcement may be limited by laws of general applicable governing the enforcement of rights by creditors and the availability of specific performance and other equitable remedies;

(d)

the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement will not contravene any provision of any law, regulation, order or permit applicable to the Borrower or conflict with or contravene the constating documents of the Borrower, nor result in a breach of or constitute a default under or require any consent under any agreement or instrument to which the Borrower, is a party or by which it is bound;

(e)

all of the written information previously delivered by or on behalf of the Borrower to the Lender in connection with the Borrower and its business, properties and other assets is true and correct in all material respects; and

(f)	no event has occurred which constitutes, or with notice or lapse of time or both would constitute an event of default by the Borrower, as the case may be.

Affirmative Covenants: The Borrower hereby covenants and agrees with the Lender that so long as any indebtedness hereunder remains outstanding:

(a)

the Borrower will duly and punctually pay or cause to be paid to the Lender all amounts required to be paid to the Lender pursuant to this Agreement on the day, at the place and in the manner set forth herein;

(b)	the Borrower will duly observe and perform, in all material respects, each of the covenants and agreements set forth in this Agreement;

(c)	the Borrower will maintain its corporate existence and carry on and conduct its business in a proper and efficient manner;

(d)	the Borrower will deliver or cause to be delivered to the Lender such information relating to its business and operations and its properties and assets as the Lender may reasonably request;

(e)	the Borrower will forthwith notify the Lender of any material action, suit or proceeding brought or threatened against or affecting the Borrower or any of the properties or assets of the Borrower;

(f)

the Borrower will forthwith notify the Lender of the occurrence of any event of default or any event of which it is aware which with notice or lapse of time or both or otherwise would constitute an event of default; and

(g)	the Borrower will duly observe and comply with all material requirements of any governmental authority relative to any of its properties and assets and the operation of its business.

Expenses: The Borrower will pay all commercially reasonable costs and expenses incurred from time to time in the enforcement of this Agreement.

Notices: All notices and other communications under this Agreement shall be in writing and shall be sent by delivery or by facsimile transmission addressed as follows:

(a)	if to the Lender, to:

Park Place Energy Inc. Suite 1220, Park Place Vancouver, B.C. V6C 2X8

Attention: David Stadnyk

(b)	if to the Borrower, to:

Great Northern Oilsands Inc. 600 – 595 Hornby Street Vancouver, BC V6C 2E8

Attention: David Lane

Severability: If any provision of this Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect.

Governing Law: This Agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and the parties hereto attorn to the jurisdiction of the court of the Province of British Columbia.

Assignment: No party hereto may assign its rights or obligations under this Agreement without the prior written consent of the other party.

Yours truly,

PARK PLACE ENERGY INC.

Per:	/s/ David Stadnyk
Authorized Signatory

Acknowledged and agreed to this 14th day of August, 2007.

GREAT NORTHERN OILSANDS INC.

Per:	/s/ David Lane
Authorized Signatory